Exhibit 10.1

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of June 24, 2021, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, Virginia 22314 (in its individual capacity, “Oxford”; and in its capacity as Collateral Agent, “Collateral Agent”), the Lenders listed on Schedule 1.1 thereof  from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and POSEIDA THERAPEUTICS, INC., a Delaware corporation with offices located at 9390 Towne Centre Drive, Suite 200, San Diego, California 92121 and VINDICO NANOBIOTECHNOLOGY LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent with offices located at  9390 Towne Centre Drive, Suite 200, San Diego, California 92121 individually and collectively, jointly and severally, “Borrower”).

WHEREAS, Collateral Agent, Borrower and the Lenders party thereto from time to time have entered into that certain Loan and Security Agreement, dated as of July 25, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.

Section 2.5 of the Loan Agreement is hereby amended by deleting the word “and” immediately following Section 2.5(f), replacing “.” at the end of Section 2.5(g) with “; and” and adding Section 2.5(h) thereto as follows:

(h)Fifth Amendment Facility Fee.  A fully earned, non‑refundable fifth amendment facility fee of One Million Fifty One Thousand Dollars ($1,051,000.00) to be shared between the Lenders pursuant to their respective Commitment Percentages, which shall become due and payable upon the earlier of: (i) the Maturity Date, (ii) the acceleration of any Term Loan, or (iii) the prepayment of a Term Loan pursuant to Section 2.2(b) or (c).

3.	Section 10 of the Loan Agreement is hereby amended by amending the address for Collateral Agent therein as follows:

If to Collateral Agent:	OXFORD FINANCE LLC 115 South Union Street Suite 300 Alexandria, Virginia 22314 Attention: Legal Department Fax: (703) 519‑5225 Email: LegalDepartment@oxfordfinance.com

with a copy (which shall not constitute notice) to:	Greenberg Traurig, LLP One International Place Boston, MA 02110 Attn: Abdullah Malik Fax: (617) 897-0983 Email: malikab@gtlaw.com

4.	Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as set forth below:

“Amortization Date” is July 1, 2023.

“Basic Rate” is, with respect to a Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the greater of (i) eight and ninety-four hundredths percent (8.94%) and (ii) the sum of (a) the thirty (30) day U.S. LIBOR rate reported in The Wall Street Journal on the last Business Day of the month that immediately precedes the month in which the interest will accrue, plus (b) six and ninety-four hundredths percent (6.94%).  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a LIBOR Transition Event, Collateral Agent may amend this Agreement to replace the Basic Rate with a LIBOR Replacement Rate. Any such amendment with respect to a LIBOR Transition Event will become effective at 5:00 p.m. (Eastern Standard Time) on the third Business Day after Collateral Agent has notified Borrower of such amendment.  Any determination, decision or election that may be made by Collateral Agent pursuant hereto will be conclusive and binding absent manifest error and may be made in Collateral Agent’s sole discretion and without consent from any other party.

“Maturity Date” is December 1, 2025.

5.	Section 13.1 of the Loan Agreement is hereby further amended by adding the following definitions thereto in alphabetical order:

“Fifth Amendment Date” is June 24, 2021.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“LIBOR Replacement Rate” means the sum of: (a) the alternate benchmark rate (which may include SOFR) that has been selected by Collateral Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR rate for U.S. dollar-denominated syndicated credit facilities and (b) the LIBOR Replacement Spread; provided that, if the LIBOR Replacement Rate as so determined would be less than zero, the LIBOR Replacement Rate will be deemed to be zero for the purposes of this Agreement.

“LIBOR Replacement Spread” means, with respect to any replacement of the Basic Rate, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Collateral Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR rate for U.S. dollar-denominated syndicated credit facilities at such time.

“LIBOR Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR rate:

(1)    a public statement or publication of information by or on behalf of the administrator of the LIBOR rate announcing that such administrator has ceased or will cease to provide the LIBOR rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR rate;

(2)   a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR rate, a resolution authority with jurisdiction over the administrator for the LIBOR rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR rate, which states that the administrator of the LIBOR rate has ceased or will cease to provide the LIBOR rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR rate; or

(3)   a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR rate announcing that the LIBOR rate is no longer representative.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

6.	The Amortization Table attached to the Disbursement Letter dated as of the Effective Date is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

7.	The Amortization Table attached to the Disbursement Letter dated as of August 13, 2018 is hereby amended and restated in its entirety as set forth on Exhibit B hereto.

8.	The Amortization Table attached to the Disbursement Letter dated as of February 11, 2019 is hereby amended and restated in its entirety as set forth on Exhibit C hereto.

9.	Limitation of Amendment.

a.

The amendments set forth in Sections 2 through 8 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document as amended hereby, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

10.	To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.

Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

e.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

f.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

g.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

11.

The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof through the date hereof.  Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

12.

Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment.  This Amendment and the Loan Documents as amended hereby represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

13.

This Amendment shall be deemed effective as of the date first set forth above upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto and (b) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited (or ACH’d) from any of Borrower’s accounts.

14.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

15.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

POSEIDA THERAPEUTICS, INC. VINDICO NANOBIOTECHNOLOGY LLC

By /s/ Mark Gergen
Name: Mark Gergen
Title: President & CBO

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By /s/ Joshua Friedman
Name: Joshua Friedman
Title: Chief Financial Officer

Exhibit A

Amortization Table to the Disbursement Letter dated as of the Effective Date

Please see attached.

Exhibit B

Amortization Table to the Disbursement Letter dated as of August 13, 2018

Please see attached.

Exhibit C

Amortization Table to the Disbursement Letter dated as of February 11, 2019

Please see attached.